Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Laura Lee Luna	408-523-2161

INTUITIVE SURGICAL ANNOUNCES FIRST QUARTER EARNINGS

SUNNYVALE, CALIF. April 15, 2010 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported first quarter of 2010 revenue of $329 million, up from $188 million for the first quarter of 2009. First quarter of 2010 revenue growth was driven by continued robotic procedure adoption and higher da Vinci Surgical System sales. For comparison purposes, as previously reported, first quarter 2009 revenue was reduced by a total of $20 million related to revenue deferred in association with the introduction of the da Vinci Si system, $18 million from systems revenue and $2 million from accessory revenue.

First quarter of 2010 instruments and accessories revenue increased to $123 million from $80 million in the first quarter of 2009. The growth in instruments and accessories revenue was primarily driven by growth in da Vinci surgical procedures of approximately 37% and higher initial instrument and accessory stocking orders associated with higher da Vinci Surgical System sales. First quarter of 2010 systems revenue was $155 million, compared to $70 million during the first quarter of 2009. 104 da Vinci Surgical Systems were sold during the first quarter of 2010 compared to 66 sold during the first quarter of 2009. First quarter of 2010 service revenue increased 29% to $51 million from $39 million during the first quarter of 2009, reflecting growth in the installed base of da Vinci Surgical Systems.

First quarter of 2010 operating income increased to $130 million from $45 million during the first quarter of 2009. First quarter 2009 operating income was reduced by $20 million related to the revenue deferrals described above. Operating results for the first quarter of 2010 included $27 million of non-cash stock-based compensation expense compared with $23 million for the first quarter of 2009.

First quarter of 2010 net income was $85 million, or $2.12 per diluted share, compared with $28 million, or $0.72 per diluted share for the first quarter of 2009. The first quarter 2009 revenue deferral reduced net income for the period by approximately $12 million, or $0.30 per diluted share.

Commenting on the announcement, Gary Guthart, President and CEO of Intuitive Surgical, said, “We are pleased with our first quarter performance as we continue to extend the benefits of da Vinci surgery to patients worldwide.”

The Company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 877-909-3508 for participants located in the United States and 517-645-6051 for participants located outside the United States. The passcode is ISRG and the meeting leader is Dr. Gary Guthart. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures, and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The Company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® System consists of an ergonomic surgeon console or consoles, a patient-side cart with four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive®, da Vinci®, da Vinci S®, da Vinci® Si™, InSite® and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of the global economic recession and tight credit market and related impact on health care spending; recently enacted health care reform legislation in the United States and its implications on hospital spending, reimbursement and fees which will be levied on certain medical device companies; timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products; the results of the year end audit and the other factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2009, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
	March 31, 2010	December 31, 2009	March 31, 2009
Revenue:
Instruments & Accessories	$122.7	$113.3	$79.6
Systems	155.3	162.0	69.5
Services	50.6	47.8	39.3

Total revenue (1)	328.6	323.1	188.4

Cost of revenue:
Products	68.0	71.4	45.3
Services	20.1	18.5	14.4

Total cost of revenue (2)	88.1	89.9	59.7

Gross profit	240.5	233.2	128.7

Operating expenses:
Selling, general and administrative	82.8	79.0	62.4
Research and development (3)	28.0	25.8	21.3

Total operating expenses (2)	110.8	104.8	83.7

Income from operations	129.7	128.4	45.0

Interest and other income, net	4.1	4.1	5.0

Income before income taxes	133.8	132.5	50.0
Provision for income taxes	48.5	54.9	21.9

Net Income	$85.3	$77.6	$28.1

Earnings per share:
Basic	$2.20	$2.02	$0.72

Diluted (1)	$2.12	$1.95	$0.72

Shares used in computing earnings per share:
Basic	38.8	38.3	38.9

Diluted	40.2	39.7	39.3

(1)	In April 2009, the Company offered certain customers the opportunity to upgrade the da Vinci S Surgical Systems purchased during the first quarter of 2009 to da Vinci Si Surgical Systems, at a discount from the list price of the upgrade. These customers were also given the opportunity to return certain da Vinci S accessories in exchange for da Vinci Si accessories. The customers were given until June 30, 2009 to accept the offer. As of March 31, 2009, the Company had deferred $20.1 million associated with these offers. Had the $20.1 million of revenue not been deferred, the total revenue and diluted earnings per share during the three months ended March 31, 2009 would have been $208.5 million and $1.02, respectively. Amount deferred was recognized in the second and third quarter of 2009. The deferral has no impact on the quarters ended December 31, 2009 and March 31, 2010.
(2)	Includes stock compensation expense of $4.0 million, $3.7 million and $3.3 million in total cost of revenue and $22.8 million, $21.3 million and $19.4 million in total operating expenses for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009, respectively.
(3)	Includes amortization of purchased intellectual property of $3.6 million, $3.6 million and $3.5 million in research and development expenses for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009, respectively

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	3/31/2010	12/31/2009
Cash, cash equivalents, and investments	$1,395.5	$1,172.0
Accounts receivable, net	180.2	205.4
Inventory	68.5	57.6
Property and equipment, net	132.9	125.7
Goodwill	110.7	110.7
Deferred tax assets	55.7	60.7
Other assets	73.1	77.6

Total assets	$2,016.6	$1,809.7

Accounts payable and other accrued liabilities	$142.4	$172.0
Deferred revenue	104.2	100.4

Total liabilities	246.6	272.4
Stockholders’ equity	1,770.0	1,537.3

Total liabilities and stockholders’ equity	$2,016.6	$1,809.7